Aphios Pharma

We are developing cannabis based pharmaceutical drugs for anxiety, pain, addiction and other CNS disorders. The problems are massive and poorly met with current drugs. We use nanotechnology to extend the release of cannabinoids in the body to sustain efficacy and alleviate suffering.


Aphios
PHARMA

Invest

$99.76 minimum investment

DEADLINE: January 17, 2025

in 3 months

UNIT PRICE

$3.44

TOTAL RAISED ON NETCAPITAL

$0

TOTAL RAISED THIS ROUND

$0

VALUATION THIS ROUND

$68,959,967

Reg CF offering provided by Netcapital Funding Portal Inc.

INTRODUCTION

My interest in natural healing products and medicinal plants such as Cannabis stem from my childhood in Trinidad where I observed my maternal grandmother, a shaman, use herbal medicine to treat me, my five brothers and sister.

As I became more involved in my research, I came to the evolutionary realization that in order to improve health and deal with diseases of the Central Nervous System (CNS) and aging, we have to look to nature.

We are truly an ESG green biotech company dedicated to improving human health and treating chronic diseases in an environmentally-sustainable manner, positively impacting healthcare, climate control and society at large.


SIGN UP
Aphios
PHARMA

SUCCESS TO DATE



Aphios® Pharma is dedicated to the DELIVERY, DEVELOPMENT AND COMMERCIALIZATION of Cannabis-based drugs for central and peripheral nervous system disorders

Aphios PHARMA

- Collaboration with **Rhodes Pharma** to nanoencapsulate Δ9-THC in biodegradable polymer nanospheres & phospholipid nanosomes
- Collaboration with **Alexza Pharmaceuticals** to manufacture Δ9-THCA
- Collaboration with **Prosulus Pharma** to manufacture transdermal patches of Δ9-THC and CBD
- Licensed **Seventeen Patents** including recent US Patent No. 12,071,419 for Thermal Conversion of CBDA and Other Carboxlylic Cannabinoids
- Grant for Nanoencapsulated CBD for **Opioid Use Disorder**, NIDA, NIH;
- Grant for Nanoencapsulated Δ9-THC for **Marijuana Addiction**, NIDA, NIH
- Grant for **Development of cGMP Manufacturing Process** for CBD from Cannabis sativa, NIDA, NIH; and

- Grant for **Development of a Δ9-THC**, A Natural Cannabinoid Product, NCI, NIH

PROBLEM

Millions of us suffer from addiction, pain, anxiety and Central Nervous System (CNS) disorders such as Multiple sclerosis (MS) and epilepsy.

Addiction: As humans, we can become addicted to many stimulants. Opioid addiction is one of the most intransigent and pervasive addictions. Nearly 645,000 Americans overdosed from opioids from 1999-2021, and just over 100,000 died of drug overdoses in 2022 alone. The US is currently experiencing an opioid epidemic, referred to as an epidemic in the midst of a pandemic, exacerbated by the increased risk of overuse as a result of social and economic stress and disruptions in accessing medical treatments.

Pain: More than 50% of cancer patients suffer from chemotherapy induced peripheral neuropathic pain (CIPNP) for which there are no effective solutions except opioids that have a host of poor side-effects and an addiction potential. CIPNP affects up to 80% of patients during chemotherapy and can limit both dose and choice of therapy. Pain is also endemic with MS, age, and injuries.

Anxiety: Anxiety is an evolutionary response developed by humankind to protect us from physical and mental harm, and is associated with our inherent or natural endocannabinoid system that is connected to our central and peripheral nervous systems. These responses are categorized as generalized anxiety, panic, social-anxiety, obsessive-compulsive, post-traumatic stress and various phobia-related disorders. Generalized Anxiety Disorder (GAD) affects over 15% of US, around 38 million people.

Multiple Sclerosis (MS): MS, a demyelinating and neurodegenerative disease of the central nervous system, remains the primary cause of irreversible, progressive neurologic disability in 2.5 million people worldwide, 1 million of whom are in the US, with 500,000 in the EU. The direct healthcare costs associated with MS are substantial, estimated to be $85.4 billion per year in the US.

Epilepsy: Epilepsy is the 4th most common neurological problem – after migraine, stroke and Alzheimer's disease. The number of adults over 18 with epilepsy in the US is about 3 million, and approximately 450,000 children aged 17 years and younger have active epilepsy.


Opiates
Aphios
PHARMA

SOLUTION

We, as humans, have an inherent endocannabinoid or internal cannabinoid system. Unbalances in our internal endocannabinoid system caused by internal and/or external infractions can create unbalances in our health and our abilities to respond to negative health intrusions. Cannabinoids can help rebalance our endocannabinoid system and health.

Cannabinoids can help with anxiety, pain, addiction and other nervous system disorders but we need to keep them in the body longer and protect them from degradation. We do so by encapsulating cannabinoids in nanoparticles made up of biodegradable polymers. As the biodegradable polymers break down in the bloodstream, they release the cannabinoids in a controlled manner. This sustained release of the cannabinoids increases bioavailability, reduces dosing, and improves compliance and efficacy.


SIGN UP
Aphios
PHARMA

BUSINESS MODEL

Aphios Phama's projected outcome for Opioid Use Disorder (OUD) by an independent valuation company Xplico ApS, Denmark is shown below:


Aphios – Outcome
XPLICO
• Company: Aphios Pharma
• Compound: Nanoencapsulated CBD
• Indication: Opioid Use Disorder
• Total NPV: USD 300M
• Aphios rNPV: USD 69M
Key figures
Aphios
NPV (USD'000) 300,310
NPV split [%] 100%
IRR (%) 44%
rNPV (USD'000) 68,548
rNPV split [%] 100%
rIRR(%) 33%
First year with positive cash flow: 2035
Cumulated cash flow is positive from: Jan 2036
Payback time from 2024 (years): 12.0
Payback time from end of development: 1 Jul 2033 2.5
Peak sales - year: 2043
Peak sales - USD'000: 1,038,942
Project R&D cost: -85,000
Addressable Target Market
800,000 Patients Receiving ER Treatment (2043)
Number of patients
Opioid Use Disorder (OUD)
Market share 20%
US
Peak Year Sales
USD 1,039M
Revenue [USD'000]
Opioid Use Disorder (OUD)
Market share 20%
US
© www.xplico.com
27/07/2024
4

Aphios Pharma LLC's business model is to follow one or more of three strategic options:

1. **Plan A** - Establish a strategic corporate partnership or M&A with a multinational pharmaceutical company such as Jazz Pharma, Merck, Biogen, AbbVie, Pfizer to develop and commercialize its nanoencapsulated cannabinoid products on a worldwide basis.
2. **Plan B** - In this option, we plan to seek to out-license our products as early as possible in the development cycle, on a regional basis.
3. **Plan C** - In this option, we plan to do an IPO to continue clinical development and commercialization of pharmaceutical products for anxiety, pain, addiction and other CNS disorders.

MARKET

Market (2023)	Opioid Use Disorder (OUD)	Cancer Pain	Anxiety	Multiple Sclerosis	Epilepsy
Size	$3.4B	$1.5B	$11.5B	$21.3B	$10.7B
CAGR	9.50%	5.60%	3.60%	1.00%	5.00%

Opioid Use Disorder (OUD): The OUD market size was valued at $3.35 billion in 2023 and is projected to grow to $7.48 billion by 2032, exhibiting a CAGR of 9.5%.

Chemotherapy Induced Peripheral Neuropathic Pain (CIPNP): The market size for CIPNP in the seven major markets (US, Germany, Spain, Italy, France, UK and Japan) was around $1.5 billion in 2023.

Anxiety: The global anxiety disorders treatment market size is predicted to increase from $11.5 billion in 2023 growing at a CAGR of 3.6% to approximately $15.9 billion by 2032.

Multiple Sclerosis: The Multiple Sclerosis Drugs market is forecasted to reach $21.52 billion by the year 2024. This projection indicates a steady annual growth rate of 0.98% between 2024 and 2029, leading to a market value of $22.59 billion by 2029.

Epilepsy: The global epilepsy drugs market size was valued at $10.15 billion in 2022 and is expected to grow at a compound annual growth rate (CAGR) of 5.1% to $15.1 billion in 2030.

PRESS

- "Aphios Awarded NIH Grant for Combination Therapeutic for Chronic Opioid Use Disorder Relapse" September 06, 2023.
- "Aphios Pharma LLC – Opioid Use Disorder."
- "Aphios Pharma LLC – Chemotherapy Induced Peripheral Neuropathic Pain (CIPNP)."
- "Aphios Pharma LLC – Anxiety."
- "Aphios Pharma LLC – Multiple Sclerosis."
- "Aphios® Pharma LLC to Host Webinar on the Business of Cannabis as a Medicine" July 14, 2022.
- "Aphios Pharma LLC to Host Webinar on the Science and Technology of Cannabis as a Medicine" June 23, 2022.
- "Aphios Pharma LLC to Host Webinar on the Minds, Technology and Science Behind Aphios Pharma" April 21, 2022.
- "Why the US decision to expand marijuana supply for research matters." Nature. 21 Aug 2016.
- "Cannabis-Based Pharmaceuticals: The Next Frontier?" Life Science Leader. November 2014.

TEAM

We are a unique scientific and management team with a diversity of backgrounds and experiences in startups to multinationals such as Pfizer and research institutions such as the NIH and MIT.

Our experience ranges from natural products drug discovery and nanotechnology to manufacturing and regulatory and clinical affairs as well as financial and accounting management.

We collaborate with highly qualified clinical trial Contract Research Organizations (CROs) and research institutions such the National Institutes of Health (NIH) and Harvard Medical School, McLean Hospital, Belmont, MA. We operate in a DEA Schedule I facility following cGMP of the US FDA and other federal guidelines.


Our Team: Management
Dr. Trevor P. Castor
President and Chief Executive Officer
Over 30 years of diversified business experience in biotechnology
Dr. Judith L. Palmer-Castor
Director, Clinical and Regulatory Affairs
Over 20 years of regulatory and clinical experience
Dr. Val R. Livada
Business Advisor
Ret. Senior Lecturer Sloan School of Management, MIT, Cambridge, MA
Ms. Catherine Prillo
Controller
Over 30 years of accounting, financial analysis and strategic planning experience
Aphios PHARMA
Proprietary & Copyright © 2024
21

INVESTOR INVITATION

Join us in our journey to develop **natural therapeutics for chronic ailments** that affect all of us, our families and friends - pain, anxiety, addiction and debilitating diseases of our central nervous system.

We're all endowed with a natural endocannabinoid system that if unbalanced by internal or external forces can cause or exacerbate these ailments. External cannabinoids can help **rebalance our internal endocannabinoid systems**. Aphios Pharma can do this with cannabinoids but we have to sustain them in our body longer.

We can do so with our unique and **patented nanotechnology platform** and get these therapies approved by the FDA with your assistance. We are inspired by nature and enabled by science.


Aphios
PHARMA
SIGN UP

USE OF PROCEEDS

If the offering's maximum amount of $617,999 is raised:

Use	Value	% of Proceeds
Pre-Clinical Studies	$85,000	13.8%
Marketing	$45,000	7.3%
Rent and Occupancy	$104,000	16.8%
Legal and Accounting	$30,000	4.9%
Insurance	$10,000	1.6%
Personnel	$200,000	32.4%
Management	$90,000	14.6%
Repair and Maintenance	$23,718	3.8%
Intermediary fees	$30,282	4.9%

TERMS

This number includes all funds raised by the Company in this round on Netcapital. This is an offering of Common Units, under registration exemption 4(a)(6), in Aphios Pharma LLC. This offering must reach its target of at least $10,000 by its offering deadline of January 17, 2025 at 11:59pm ET. If this offering does not reach its *target* by the offering deadline, then your money will be refunded.

If the offering is successful at raising the maximum amount, then the company's implied valuation after the offering (sometimes called its *post-money valuation*) will be:

	20,226,153 units
×	$3.44 per unit
	$69,577,966 implied valuation

FINANCIALS

These financial statements have been reviewed by an independent Certified Public Accountant.

CPA review letter

SEC FILINGS

The Offering Statement is a formal description of the company and this transaction. It's filed with the SEC to comply with the requirements of exemption 4(a)(6) of the Securities Act of 1933.

Latest Offering Statement

UNDERSTAND THE RISKS

Be sure to understand the risks of this type of investment. No regulatory body (not the SEC, not any state regulator) has passed upon the merits of or given its approval to the securities, the terms of the offering, or the accuracy or completeness of any offering materials or information posted herein. That's typical for Regulation CF offerings like this one.

Neither Netcapital nor any of its directors, officers, employees, representatives, affiliates, or agents shall have any liability whatsoever arising from any error or incompleteness of fact or opinion in, or lack of care in the preparation or publication of, the materials and communication herein or the terms or valuation of any securities offering.

The information contained herein includes forward-looking statements. These statements relate to future events or to future financial performance, and involve known and unknown risks, uncertainties, and other factors, that may cause actual results to be materially different from any future results, levels of activity, performance, or achievements expressed or implied by these forward-looking statements. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties, and other factors, which are, in some cases, beyond the company's control and which could, and likely will, materially affect actual results, levels of activity, performance, or achievements. Any forward-looking statement reflects the current views with respect to future events and is subject to these and other risks, uncertainties, and assumptions relating to operations, results of operations, growth strategy, and liquidity. No obligation exists to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

MORE INFO

- Website
- Twitter

UPDATES

Oct 11, 2024 • Primary offering of 179,651 units at $3.44

ASK A QUESTION

Proofread your comment before submitting: once it's posted, you can't edit or delete it. Investors are advised to review our Discussion Board Policy before submitting a comment. For the fastest help with the web site, email help@netcapital.com instead of commenting.

Type your question or comment here

Post

hello@netcapital.com
+1 (617)-231-9270